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EXHIBIT 99

Contact: Jack Natili President and Chief Executive Officer	direct phone: 803.748.2643 fax: 803.748.2839 email: jack.natili@seibels.com
Finance Contact: Kenneth W. Marter Chief Financial Officer and Treasurer	direct phone: 803.748.2767 fax: 803.748.8393 email: ken.marter@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC.
DISCLOSES NOTIFICATION OF
RESTRICTION FROM NORTH CAROLINA DEPARTMENT OF INSURANCE
AND CHANGE OF A.M. BEST RATINGS

        Columbia, South Carolina, 23 August 2002—The Seibels Bruce Group, Inc., (OTC Bulletin Board: SBIG) today announced that it received notification from the North Carolina Department of Insurance (NCDOI) placing restrictions on Seibels Bruce subsidiary South Carolina Insurance Company (SCIC). This notification is in response to the Order Imposing Administrative Supervision and Appointing Supervisor from the South Carolina Department of Insurance (SCDOI), which was disclosed on August 20, 2002. In addition to conforming to the restrictions in the SCDOI Order, the NCDOI notification prohibits SCIC from writing automobile liability business ceded 100% to the North Carolina Reinsurance Facility. The restriction does not apply to the flood insurance business backed 100% by the federal government.

        In addition, A.M. Best assigned a Best's Rating of E (Under Regulatory Supervision) to three Seibels Bruce subsidiaries, Catawba Insurance Company, Consolidated American Insurance Company and SCIC. This rating reflects the fact that the SCDOI placed the companies into supervision. All three companies held Ratings of NR-3 (Rating Procedure Inapplicable) prior to the SCDOI's Order.

        The Seibels Bruce Group, Inc. receives fee-based income through the National Flood Insurance Program, various state-sponsored insurance plans, claim administration and other insurance services. Additional information about Seibels Bruce can be found online at www.seibels.com.

        Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include, but are not limited to, the impact of the outcome of pending litigation and administrative proceedings and other uncertainties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2001. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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THE SEIBELS BRUCE GROUP, INC. DISCLOSES NOTIFICATION OF RESTRICTION FROM NORTH CAROLINA DEPARTMENT OF INSURANCE AND CHANGE OF A.M. BEST RATINGS